Exhibit 99.1

Rainbow National Services LLC and Subsidiaries

Consolidated Financial Statements

Years Ended December 31, 2005, 2004 and 2003

Independent Auditors’ Report

The Board of Directors

Rainbow National Services LLC:

We have audited the accompanying consolidated balance sheets of Rainbow National Services LLC and subsidiaries as of December 31, 2005 and 2004, and the related consolidated statements of income, member’s equity (deficiency) and cash flows for each of the years in the three-year period ended December 31, 2005. In connection with our audits of the consolidated financial statements, we also audited the related consolidated financial statement schedule. These consolidated financial statements and the accompanying consolidated financial statement schedule are the responsibility of the Company’s management. Our responsibility is to express an opinion on these consolidated financial statements and the consolidated financial statement schedule based on our audits.

We conducted our audits in accordance with U.S. generally accepted auditing standards. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes consideration of internal control over financial reporting as a basis for designing audit procedures that are appropriate in the circumstances, but not for the purpose of expressing an opinion on the effectiveness of internal control over financial reporting. Accordingly, we express no such opinion. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

Rainbow National Services LLC has operated as an integral part of Cablevision. As described in Notes 1 and 8, these consolidated financial statements have been derived from the consolidated financial statements and accounting records of Cablevision and reflect certain assumptions and allocations. The financial position, results of operations and cash flows of Rainbow National Services LLC could differ from those that might have resulted had Rainbow National Services LLC been operated autonomously or as an entity independent of Cablevision.

In our opinion, the consolidated financial statements referred to above present fairly, in all material respects, the financial position of Rainbow National Services LLC and subsidiaries as of December 31, 2005 and 2004, and the results of their operations and their cash flows for each of the years in the three-year period ended December 31, 2005, in conformity with U.S. generally accepted accounting principles. Also, in our opinion, the related consolidated financial statement schedule referred to above, when considered in relation to the basic consolidated financial statements taken as a whole, presents fairly, in all material respects, the information set forth therein.

/s/ KPMG LLP

Melville, New York
March 13, 2006

Rainbow National Services LLC and Subsidiaries

CONSOLIDATED BALANCE SHEETS

(Dollars in thousands)

	December 31,
	2005	2004
ASSETS

Current Assets:
Cash and cash equivalents	$148,002	$75,397
Accounts receivable, trade (less allowance for doubtful accounts of $4,150 and $4,720)	112,191	103,210
Accounts receivable-affiliates, net	2,106	1,602
Feature film inventory, net	101,584	92,272
Prepaid expenses and other current assets	11,500	8,582
Deferred tax asset	1,738	1,563
Total current assets	377,121	282,626

Property and equipment, net of accumulated depreciation of $28,377 and $46,582	9,256	13,121
Due from affiliate, net	—	155,567
Feature film inventory, net	355,732	344,809
Deferred carriage fees, net	157,383	93,014
Deferred financing and other costs, net of accumulated amortization of $4,433 and $2,209	23,063	26,287
Affiliation agreements, net of accumulated amortization of $274,602 and $229,527	322,554	367,629
Other intangible assets, net of accumulated amortization of $34,395 and $23,752	65,056	75,699
Excess costs over fair value of net assets acquired	24,961	22,367
Other assets	16,306	18,145
	$1,351,432	$1,399,264

LIABILITIES AND MEMBER’S DEFICIENCY
Current Liabilities:
Accounts payable	$11,841	$18,430
Accrued liabilities:
Interest	29,851	31,543
Employee related costs	4,929	7,054
Deferred carriage fees payable	38,569	16,482
Other accrued expenses	6,954	12,640
Accounts payable to affiliates, net	16,766	11,661
Feature film rights payable	88,176	79,088
Deferred revenue	4,620	1,644
Capital lease obligations	1,592	1,500
Bank debt	6,000	4,500
Total current liabilities	209,298	184,542

Feature film rights payable	328,609	321,819
Deferred tax liability, net	105,517	115,203
Capital lease obligations	—	1,536
Senior notes	298,207	297,938
Senior subordinated notes	496,621	496,231
Bank debt	589,500	595,500
Preferred membership interests	—	350,000
Other liabilities	39,368	7,319
Total liabilities	2,067,120	2,370,088
Commitments and contingencies
Member’s deficiency	(715,688)	(970,824)

	$1,351,432	$1,399,264

See accompanying notes to consolidated financial statements

Rainbow National Services LLC and Subsidiaries

CONSOLIDATED STATEMENTS OF INCOME

(Dollars in thousands)

	Years Ended December 31,
	2005	2004	2003

Revenues, net	$557,568	$523,280	$437,968

Operating expenses:
Technical and operating (excluding depreciation and amortization shown below)	165,543	143,906	143,577
Selling, general and administrative	145,821	150,741	140,159
Other operating income	—	—	(4,261)
Depreciation and amortization	61,016	71,703	56,190
	372,380	366,350	335,665

Operating income	185,188	156,930	102,303

Other income (expense):
Interest expense	(121,166)	(41,639)	(2,507)
Interest income	3,875	336	2,728
Write-off of deferred financing costs	—	—	(388)
Minority interest	—	—	(17,215)
Miscellaneous, net	246	(24)	(75)
	(117,045)	(41,327)	(17,457)

Income before income taxes	68,143	115,603	84,846
Income tax expense	(23,383)	(48,662)	(32,178)

Net income	$44,760	$66,941	$52,668

See accompanying notes to consolidated financial statements

Rainbow National Services LLC and Subsidiaries

CONSOLIDATED STATEMENTS OF MEMBER’S EQUITY (DEFICIENCY)

(Dollars in thousands)

Balance, January 1, 2003..	$302,979
Push down of additional Cablevision basis	415,661
Capital contributions	87,935
Capital distributions	(322,006)
Reclassification of minority interest	81,836
Net income	52,668

Balance, December 31, 2003	619,073
Capital contributions	60,709
Capital distributions	(1,717,547)
Net income	66,941

Balance, December 31, 2004	(970,824)
Capital contributions	385,943
Capital distributions	(175,567)
Net income	44,760

Balance, December 31, 2005	$(715,688)

See accompanying notes to consolidated financial statements

Rainbow National Services LLC and Subsidiaries

CONSOLIDATED STATEMENTS OF CASH FLOWS

(Dollars in thousands)

	Years Ended December 31,
	2005	2004	2003

Cash flows from operating activities:
Net income	$44,760	$66,941	$52,668
Adjustments to reconcile net income to cash flows from operating activities:
Depreciation and amortization	61,016	71,703	56,190
CSC stock compensation plan expense allocations	1,212	2,447	4,301
Minority interest	—	—	17,215
Amortization of feature film inventory	104,231	85,686	71,452
Write-off of feature film inventory	—	297	17,910
Amortization of deferred carriage fees	16,594	16,657	16,246
Amortization and write-off of deferred financing, discounts on indebtedness and other deferred costs	3,883	1,536	521
Deferred income taxes	(8,043)	(5,192)	(14,859)
Changes in assets and liabilities:
Trade accounts receivable, net	(8,981)	(15,505)	(15,037)
Accounts receivable-affiliates, net	(504)	18,256	(21,179)
Prepaid expenses and other assets	(1,079)	(20,768)	16,127
Feature film inventory	(124,466)	(191,957)	(132,116)
Deferred carriage fees	(81,131)	(10,440)	864
Accounts payable and accrued expenses	9,202	43,529	5,696
Accounts payable-affiliates, net	34,096	52,291	50,340
Feature film rights payable	17,091	116,047	34,623
Other long-term liabilities	32,049	(638)	(622)
Net cash provided by operating activities	99,930	230,890	160,340

Cash flows from investing activities:
Proceeds from (payment for) note receivable and advances - affiliate	—	(152,013)	58,178
Capital expenditures	(1,201)	(1,003)	(338)
Net cash provided by (used in) investing activities	(1,201)	(153,016)	57,840

Cash flows from financing activities:
Capital distributions	(20,000)	(1,366,150)	(272,951)
Distribution to minority interest holder	—	—	(10,000)
Additions to deferred costs	—	(27,496)	(951)
Proceeds from bank debt	—	600,000	35,000
Repayment of bank debt	(4,500)	—	—
Issuance of senior notes	—	297,837	—
Issuance of senior subordinated notes	—	496,085	—
Principal payments on capital lease obligations	(1,624)	(2,853)	(3,008)
Net cash used in financing activities	(26,124)	(2,577)	(251,910)

Net increase (decrease) in cash and cash equivalents	72,605	75,297	(33,730)

Cash and cash equivalents at beginning of year	75,397	100	33,830

Cash and cash equivalents at end of year	$148,002	$75,397	$100

See accompanying notes to consolidated financial statements

Rainbow National Services LLC and Subsidiaries

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

(Dollars in thousands)

NOTE 1.                                                    SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES

Nature of Operations

In July 2004, Cablevision Systems Corporation (“Cablevision”) formed Rainbow National Services LLC (the “Company”). Rainbow Programming Holdings LLC, a wholly owned subsidiary of Cablevision, owns 100% of the membership interests in the Company. The Company is a holding company with no independent operations. Its subsidiaries include entities that principally own nationally distributed 24-hour entertainment services operated as integral parts of Cablevision, including AMC, WE: Women’s Entertainment (“WE”) and The Independent Film Channel (“IFC”). The Company’s consolidated financial statements have been derived from the consolidated financial statements and accounting records of Cablevision and reflect certain assumptions and allocations (see Note 8). The financial position, results of operations and cash flows of the Company could differ from those that might have resulted had the Company been operated autonomously or as an entity independent of Cablevision.

In August 2004, the common equity membership interests of American Movie Classics Company LLC (“AMC LLC”) and its wholly owned subsidiaries (including WE: Women’s Entertainment LLC (“WE LLC”)) and The Independent Film Channel LLC (“IFC LLC”) and its wholly owned subsidiaries were contributed to the Company. For accounting purposes, this transaction was treated as a reorganization of entities under common control in a manner similar to a pooling of interests whereby the assets and liabilities were transferred at historical cost. Accordingly, the financial statements reflect the operations of the Company as if the transaction occurred on January 1, 2003.

Principles of Consolidation

The accompanying consolidated financial statements include the accounts of the Company and its wholly-owned subsidiaries. All significant intercompany transactions and balances have been eliminated in consolidation.

Revenue Recognition

The Company recognizes affiliate fee revenue from cable system or direct broadcast satellite operators as programming is provided to those cable system or direct broadcast satellite operators. Advertising revenue is recognized when commercials are telecast in accordance with the broadcast year which ends on the last Sunday on or prior to December 31st. Each of the years in the accompanying statements of income included 52 weeks. In 2006, the broadcast year will include 53 weeks. In some situations, the Company’s programming businesses guarantee certain viewer ratings for their programming. For these types of transactions, a portion of such revenue is deferred if the guaranteed viewer ratings are not met and is subsequently recognized by providing additional advertising time.

Multiple-Element Transactions

If there is objective and reliable evidence of fair value for all elements of accounting in a multiple-element arrangement, the arrangement consideration is allocated to the separate elements of accounting based on relative fair values. In certain situations, there may be cases in which there is objective and reliable evidence of the fair value of undelivered items in an arrangement but no such evidence for the delivered items. In those cases, the Company utilizes the residual method to allocate the arrangement consideration. Under the residual method, the amount of consideration allocated to the delivered items equals the total arrangement consideration less the aggregate fair value of the undelivered items.

The Company together with other subsidiaries of Cablevision, may enter into affiliation agreements which are documented in one or more contracts; however negotiated contemporaneously.  Amounts paid/received by other subsidiaries of Cablevision or the Company may differ from the amounts that would have been paid/received if such arrangements were negotiated separately.  Where Cablevision has incurred a cost incremental to fair value and the Company has received a benefit incremental to fair value from these negotiations in the form of increased affiliation fee revenues, Cablevision charges the Company for the incremental amount.  Judgments made in determining fair value impact the amount and period in which revenues are recognized over the term of the affiliation agreement.  In determining fair value, the Company refers to historical transactions or comparable cash transactions.

Technical and Operating Expense

Costs of revenue related to sales of programming services including, but not limited to, license fees, amortization of film inventory, and production costs, are classified as “technical and operating” expenses in the accompanying statements of income.

Advertising Expenses

Advertising costs are charged to expense when incurred. Advertising costs were $45,286, $53,625 and $51,890 for the years ended December 31, 2005, 2004, and 2003, respectively.

Accounts Receivable

The Company periodically assesses the adequacy of valuation allowances for uncollectible accounts receivable by evaluating the collectibility of outstanding receivables and general factors such as length of time individual receivables are past due, historical collection experience, and the economic and competitive environment.

Feature Film Programming Rights

Rights to feature film inventory acquired under license agreements along with the related obligations are recorded at the contract value when a license agreement is executed or the license period has begun, unless there is uncertainty with respect to either cost, acceptability or availability, then when the uncertainty is resolved.  Costs are amortized to technical and operating expense on the straight-line basis over the respective license periods. The Company periodically reviews the programming usefulness of feature film inventory based on a series of factors, including ratings, type and quality of program material, standards and practices, and fitness of exhibition based on the programming of the individual programming service. If it is determined that substantially all of the films in a film license agreement have no future programming usefulness and will no longer be exploited, a write-off for the portion of the unamortized cost of the film license agreement that was attributed to those films is recorded.  See Note 3 for a discussion of impairment charges recorded in 2004 and 2003.

Feature Film Obligations

Amounts payable subsequent to December 31, 2005 related to the license of feature film inventory are as follows:

Years Ending December 31,

2006	$88,176
2007	78,404
2008	66,154
2009	49,951
20010	37,315
Thereafter	96,785

In July 2003, AMC LLC, WE LLC, IFC LLC and Rainbow Media Holdings LLC (“Rainbow Media Holdings”), as licensees, entered into an agreement with a film studio for feature film telecast rights. Each licensee recorded its allocated share of the film telecast rights and all of the payment obligations for which they are jointly and severally liable. Such payments initially amounted to $84,000 of which approximately $69,000 remained unpaid at December 31, 2005 and is included in the amounts above. Film assets of approximately $17,000 were allocated outside of the Company during 2003. Payments by affiliates for film assets allocated outside of the Company amounted to approximately $1,200, $700, and $1,100 during 2005, 2004, and 2003 respectively. The allocation of these film assets was treated as a deemed capital distribution in 2003 and the payments made by affiliates for the years ended December 31, 2005, 2004, and 2003, were treated as deemed capital contributions in the consolidated statements of member’s equity (deficiency).

Long-Lived and Indefinite-Lived Assets

Property and equipment are recorded at cost. Equipment under capital leases is recorded at the present value of the total minimum lease payments. Depreciation on equipment is calculated on the straight-line basis over the estimated useful lives of the assets or, with respect to equipment under capital leases and leasehold improvements, amortized over the shorter of the lease term or the assets’ useful lives and reported in depreciation and amortization in the consolidated statements of income.

Intangible assets established in connection with acquisitions consist of affiliation agreements, advertiser relationships, other intangibles and excess costs over fair value of net assets acquired.

These intangible assets are amortized on a straight-line basis over their respective estimated useful lives, except excess costs over fair value of net assets acquired (“goodwill”) in purchase business combinations which has an indefinite useful life and is not amortized.

The Company reviews its long-lived assets (property and equipment, and intangible assets subject to amortization that arose from business combinations accounted for under the purchase method) for impairment whenever events or circumstances indicate that the carrying amount of an asset may not be recoverable. If the sum of the expected cash flows, undiscounted and without interest, is less than the carrying amount of the asset, an impairment loss is recognized as the amount by which the carrying amount of the asset exceeds its fair value.

The Company evaluates the recoverability of its goodwill annually or more frequently whenever events or circumstances indicate that the asset may be impaired. Goodwill impairment is determined using a two-step process. The first step of the goodwill impairment test is used to identify potential impairment by comparing the fair value of a reporting unit with its carrying amount, including goodwill. If the carrying amount of a reporting unit exceeds its fair value, the second step of the goodwill impairment test is performed to measure the amount of impairment loss, if any. The second step of the goodwill impairment test compares the implied fair value of the reporting unit’s goodwill with the carrying amount of that goodwill. If the carrying amount of the reporting unit’s goodwill exceeds the implied fair value of that goodwill, an impairment loss is recognized in an amount equal to that excess. The implied fair value of goodwill is determined in the same manner as the amount of goodwill which would be recognized in a business combination.

Deferred Carriage Fees

Deferred carriage fees represent amounts paid or payable to cable system operators to guarantee carriage of certain programming services and are amortized as a reduction to revenue over the period of the related guarantee (1 to 13 years).

Deferred Financing Costs

Costs incurred to obtain debt are deferred and amortized to interest expense using the straight-line method over the life of the related debt.

Income Taxes

Income taxes are provided based upon the provisions of Statement of Financial Accounting Standards No. 109, Accounting for Income Taxes, which requires the asset and liability method of accounting for deferred income taxes and permits the recognition of deferred tax assets, subject to an ongoing assessment of realizability. The Company provides deferred taxes for the outside basis difference of its investment in partnerships.

The Company was included in the consolidated federal income tax return of Cablevision for the years presented herein. The income tax expense presented in the statements of income is based upon the taxable income of the Company on a separate return basis. Since there is no tax sharing agreement in place between the Company and Cablevision, current and net deferred tax liabilities that the Company did not pay directly have been reflected as deemed contributions to the Company’s capital.

Cash Flows

For purposes of the statements of cash flows, the Company considers short-term investments with a maturity at date of purchase of three months or less to be cash equivalents.

During 2005, 2004 and 2003, the Company’s non-cash investing and financing activities and other supplemental data were as follows:

	Years Ended December 31,
	2005	2004	2003
Non-Cash Investing and Financing Activities:
Push down of intangible asset basis (see note 5)	$2,594	$—	$415,661
Deemed (distributions to) contributions from affiliates, net	1,212	(589)	18,733
Deemed distributions to affiliates, due to forgiveness of net amounts due to the Company	(155,567)	—	(32,000)
Deemed contributions, net from affiliate related to current and deferred income taxes	30,925	57,454	47,846
Issuance of redeemable preferred membership interests (see note 6)	—	350,000	—
Recontribution and conversion of redeemable preferred membership interests (see note 6)	350,000	—	—
Capital lease obligations	180	—	—
Reclassification of minority interest	—	—	81,836

Supplemental Data:
Cash interest paid	118,975	8,640	2,375
Income taxes paid, net	1,570	1,779	3,299

During 2005, $155,567 of amounts due from Rainbow Media Holdings, the Company’s indirect parent, were converted to equity and recorded as a deemed capital distribution.

During 2004, the Company recorded a non-cash equity distribution of approximately $1,400 to Rainbow Media Holdings to reflect the resolution of certain film rights agreements associated with Rainbow Media Holdings’ sale of an affiliate in 2002.

During 2003, $32,000 of a note receivable from Rainbow Media Holdings was forgiven and recorded as a deemed capital distribution.

Concentrations and Credit Risk

Financial instruments that may potentially subject the Company to a concentration of credit risk consist primarily of cash and cash equivalents and trade receivables. Cash is invested in bank time deposits offered by financial institutions that have received the highest rating awarded by Standard & Poor’s and Moody’s Investors Service. The Company had three customers that in the aggregate accounted for approximately 35% and 38% of the Company’s consolidated net trade receivable balances at December 31, 2005 and 2004, respectively, which exposes the Company to a concentration of credit risk. These customers accounted for approximately 40%, 41% and 46% of the Company’s net revenues in 2005, 2004 and 2003, respectively.

Use of Estimates in Preparation of Financial Statements

The preparation of financial statements in conformity with U.S. generally accepted accounting principles (“GAAP”) requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosure of contingent liabilities at the date of the financial statements and the reported amounts of revenues and expenses during the reporting period. Actual results could differ from those estimates.

Commitments and Contingencies

Liabilities for loss contingencies arising from claims, assessments, litigation, fines and penalties and other sources are recorded when it is probable that a liability has been incurred and the amount of the assessment can be reasonably estimated.

Recently Issued Accounting Standards Not Yet Adopted

In December 2004, the Financial Accounting Standards Board (“FASB”) issued a revision of FASB Statement No. 123, Accounting for Stock-Based Compensation, Statement No. 123R, Share-Based Payment. Statement No. 123R supersedes APB Opinion No. 25, Accounting for Stock Issued to Employees, and its related implementation guidance and it establishes standards for the accounting for transactions in which an entity exchanges its equity instruments for goods or services. Statement No. 123R requires a public entity to measure the cost of employee services received in exchange for an award of equity instruments based on the grant-date fair value of the award. Statement No. 123R also requires that the benefits associated with the tax deductions in excess of recognized compensation cost be reported as a financing cash flow, rather than as an operating cash flow as required under current literature. This requirement will reduce net operating cash flows and increase net financing cash flows in periods after the effective date in which the excess tax deductions result in a reduction of income taxes payable. In March 2005, the Securities and Exchange Commission (“SEC”) issued Staff Accounting Bulletin No. 107 regarding the SEC’s interpretation of Statement No. 123R and the valuation of share-based payments for public companies.

Cablevision will adopt Statement No. 123R on January 1, 2006, using the modified prospective application. The modified prospective application requires that compensation expense be recorded for the unvested portion of the restricted share awards, stock option awards and stock appreciation rights outstanding at December 31, 2005 over the remaining service periods related to such awards. Cablevision will continue using the Black-Scholes valuation model in determining the fair value of share-based payments. In accordance with the pro forma disclosure requirements of Statement No. 123, Cablevision recognized the majority of the share-based compensation costs using the accelerated recognition method. Subsequent to January 1, 2006, Cablevision will continue to recognize the cost of previously granted share-based awards under the accelerated recognition method and will recognize the cost for new share-based awards on a straight-line basis over the requisite service period. Cablevision has not quantified the impact of adopting Statement No. 123R which will in turn affect the amount that Cablevision allocates to the Company.

In June 2005, the FASB issued Statement No. 154, Accounting Changes and Error Corrections - a replacement of APB Opinion No. 20 and FASB Statement No. 3. The Statement applies to all voluntary changes in accounting principle, and changes the requirements for accounting for and reporting of a change in accounting principle. Statement No. 154 requires retrospective application to prior periods’ financial statements of a voluntary change in accounting principle unless it is impracticable. APB Opinion No. 20 previously required that most voluntary changes in accounting principle be recognized by including in net income of the period of the change the cumulative effect of changing to the new accounting principle. Statement No. 154 requires that a change in method of depreciation, amortization, or depletion for long-lived, nonfinancial assets be accounted for as a change in accounting estimate that is effected by a change in accounting principle. APB Opinion No. 20 previously required that such a change be reported as a change in accounting principle. Statement No. 154 is effective for accounting changes and corrections of errors made in fiscal years beginning after December 15, 2005.

NOTE 2.                                                 TRANSACTIONS

In July 2003, Rainbow Media Holdings repurchased Metro-Goldwyn-Mayer, Inc.’s (“MGM”) 20% interest in each of AMC LLC, IFC LLC and WE LLC for $500,000 and entered into a film rights agreement relating to the MGM film library. The $500,000 purchase price consisted of $250,000 in cash and a $250,000 note issued by Cablevision and maturing five months after closing, payable in cash or, at Cablevision’s election, shares of Cablevision NY Group Class A common stock. The $250,000 note required monthly principal payments of $2,500 in cash prior to maturity. The net amount due at maturity was repaid in cash. The acquisition of this minority interest was accounted for as a purchase. The excess of the purchase price over the net book value of the assets acquired of approximately $415,661, has been pushed down to the respective subsidiaries of the Company as of the purchase date and was allocated to the specific assets acquired as follows:

	Useful Life

Property and equipment	5 years	$4,993

Amortizable intangible assets
Affiliation agreements	10 years	$327,934
Other intangibles	10 years	74,248
		$402,182

Indefinite-lived intangible assets
Excess costs over fair value of net assets acquired		$8,486

NOTE 3.                                                 IMPAIRMENT CHARGES

As part of its periodic review of expected programming usefulness, the Company recorded impairment losses of $0, $297, and $17,910 in 2005, 2004, and 2003, respectively. Such amounts represent the write-off of the carrying value of the impaired film and programming contracts and are included in technical and operating expense. Impairment charges recorded for the years ended December 31, 2004 and 2003 related to the AMC Networks segment amounted to $297 and $17,150, and amounts related to the IFC segment amounted to $760 in 2003.

NOTE 4.                                                 PROPERTY AND EQUIPMENT

Property and equipment (including capital leases) consist of the following assets, which are depreciated or amortized primarily on a straight-line basis over the estimated useful lives shown below:

	December 31,		Estimated
	2005	2004	useful lives

Program, service and test equipment	$14,926	$21,160	3 to 10 years
Origination equipment	10,117	21,718	Term of lease
Furniture and fixtures	5,317	7,265	3 to 8 years
Microwave equipment	6,290	6,243	5 to 7 years
Transportation equipment	—	22	5 years
Leasehold improvements	983	3,295	Term of lease
	37,633	59,703
Less accumulated depreciation and amortization	28,377	46,582
	$9,256	$13,121

Depreciation and amortization expense relating to property and equipment amounted to $5,298, $7,487 and $7,716, respectively, for the years ended December 31, 2005, 2004 and 2003.

NOTE 5.                                                 INTANGIBLE ASSETS

The following table summarizes information relating to the Company’s acquired intangible assets at December 31, 2005 and 2004:

	December 31,		Estimated
	2005	2004	Useful Lives

Gross carrying amount of amortizable intangible assets
Affiliation agreements	$597,156	$597,156	10 years
Advertiser relationships	90,738	90,738	7 to 10 years
Other intangibles	8,713	8,713	10 years
	696,607	696,607

Accumulated amortization
Affiliation agreements	274,602	229,527
Advertiser relationships	26,670	16,821
Other intangibles	7,725	6,931
	308,997	253,279

Indefinite-lived intangible assets
Excess costs over the fair value of net assets acquired	24,961	22,367

Total intangible assets, net	$412,571	$465,695

Aggregate amortization expense
Years ended December 31, 2005 and 2004	$55,718	$64,216

Estimated amortization expense
Year ending December 31, 2006	$55,716
Year ending December 31, 2007	54,396
Year ending December 31, 2008	53,796
Year ending December 31, 2009	52,487
Year ending December 31, 2010	51,531

During 2005, approximately $2,594 of excess purchase price over the fair value of net assets acquired was pushed down to the Company from Rainbow Media Holdings. This pushdown of basis was recorded as a deemed capital contribution.

NOTE 6.                                                 DEBT

In August 2004, the Company entered into a $950,000 senior secured credit facility ($350,000 of which is a revolving credit facility maturing September 30, 2011 and $600,000 of which is a term loan facility maturing March 31, 2012). The senior secured credit facility is secured by the assets and common equity interests of AMC LLC, WE LLC and IFC LLC and guaranteed by AMC LLC, WE LLC and IFC LLC, Rainbow Programming Holdings LLC, the Company’s direct parent, and substantially all the other direct and indirect subsidiaries of the Company. Additionally, the Company issued senior and senior subordinated notes totaling $800,000. Proceeds from the credit facility and the senior and senior subordinated notes amounted to approximately $1,366,300 of which $1,366,150 was distributed to Rainbow Programming Holdings LLC and recorded as a capital distribution in 2004.

The term loan requires quarterly amortization payments of 0.25% ($1,500) of the original outstanding balance through March 31, 2011 and 23.50% ($141,000) of the original outstanding balance for each quarter ending June 30, 2011 through maturity on March 31, 2012. The revolving credit facility will be reduced quarterly commencing December 31, 2009 and through September 30, 2010, by $35,000, and for each quarter ending December

31, 2010 through September 30, 2011 by $52,500. Outstanding borrowings under the term loan were $595,500 as of December 31, 2005, with $350,000 in undrawn revolver commitments.

Borrowings under the revolving credit facility bear interest at LIBOR plus a margin based upon a leverage ratio as defined in the credit agreement. Amounts outstanding under the term loan bear interest at LIBOR plus 2.75%. The interest rate under the term loan was 7.19% and 5.19% at December 31, 2005 and 2004, respectively. Financial covenants include (i) a maximum total leverage ratio of total debt to annualized cash flow (as defined) of 6.75 times, through December 31, 2006 with periodic reductions thereafter to 5.00 times as of January 1, 2010, (ii) a maximum senior leverage ratio of senior debt (as defined) to annualized cash flow of 4.75 times through March 31, 2006 decreasing to 4.50 times through December 31, 2007, with periodic reductions thereafter to 3.50 times as of January 1, 2009, and (iii) minimum ratios for cash flow to interest expense of 1.75 times and cash flow to debt service of 1.25 times through December 31, 2006 and 1.50 times thereafter (all as defined in the credit agreement). Additional covenants include restrictions on distributions, investments, additional indebtedness, and liens. Permitted investments and distributions include up to $200,000 annually, with a cumulative limit of $800,000 for general discretionary purposes; and subject to having a maximum ratio of total debt to annualized cash flow of 5.0 times, distributions and investments of up to $300,000 from the proceeds of permitted future debt offerings.

The Company is also obligated to pay fees of 0.5% per annum on the undrawn revolver commitment which is recorded as interest expense.

The Company’s notes outstanding consist of $300,000 face amount of 8 3/4% senior notes due September 1, 2012, and $500,000 face amount of 10 3/8% senior subordinated notes due September 1, 2014. These senior notes and the senior subordinated notes were discounted $2,163 and $3,915, respectively, upon original issuance. Net proceeds from these notes totaled approximately $775,900, net of financing costs. These notes are guaranteed by substantially all of the Company’s subsidiaries. Principal covenants include a limitation on the incurrence of additional indebtedness based upon a maximum ratio of total indebtedness to cash flow (as defined in the indentures) of 7.0 times, decreasing to 6.0 times after January 1, 2009, limitations on dividends and distributions, and limitations on investments and the ability to incur liens (according to the terms of the senior note indenture).

The Company may redeem the senior notes, in whole or in part, at a redemption price equal to 104.375% of face value at any time on or after September 1, 2008, 102.188% of face value on or after September 1, 2009, and 100% on or after September 1, 2010. The senior subordinated notes are redeemable, in whole or in part, at a redemption price equal to 105.188% of face value on or after September 1, 2009, 103.458% on or after September 1, 2010, 101.729% on or after September 1, 2011, and 100% on or after September 1, 2012. The notes are redeemable at the redemption prices plus accrued and unpaid interest through the redemption date.

In addition, the Company may redeem up to 35% of the senior and the senior subordinated notes before September 1, 2007 at a redemption price of 108.75% and 110.375% of the principal amounts, respectively, with the net cash proceeds from specified equity offerings (as defined under the terms of the indentures) provided that at least 65% of the aggregate principal amount of the notes remains outstanding immediately subsequent to the redemption.

The indentures under which the senior and senior subordinated notes were issued contain various covenants, which are generally less restrictive than those contained in the credit agreement.

The Company has no independent assets or operations of its own, the guarantees under the senior and senior subordinated notes are full and unconditional and joint and several, and any subsidiaries of the Company other than the subsidiary guarantors are minor. There are no restrictions on the ability of the Company or any of the subsidiary guarantors to obtain funds from its subsidiaries by dividend or loan.

In August 2004, AMC LLC issued 3.5 million shares of redeemable preferred membership interests with an aggregate liquidation preference of $350,000 to Rainbow Media Holdings, which was recorded as a deemed capital distribution. In March 2005, the redeemable preferred membership interests were recontributed to a wholly-owned subsidiary of the Company and converted back to common membership interests in AMC LLC. The impact of the contribution was to reduce debt by $350,000 and decrease member’s deficiency by the same amount in 2005.

In March 2003, AMC LLC, WE LLC, and IFC LLC entered into a $75,000 credit facility consisting of a $40,000 revolver and a $35,000 term loan, secured by all of the assets of the borrowers. In December 2003, Rainbow Media Holdings entered into an $823,000 credit facility consisting of a $200,000 revolving credit facility and a $623,000 term loan, maturing on March 31, 2008 and March 31, 2009, respectively. This facility amended and combined the previously existing Rainbow Media Holdings’ $300,000 credit facility and the AMC LLC, WE LLC and IFC LLC $75,000 credit facility entered into in March 2003. As a result, Rainbow Media Holdings assumed the obligation of the AMC LLC, WE LLC, and IFC LLC term loan which was recorded as a deemed capital contribution in the amount of approximately $35,000.

In August 2004, proceeds in the amount of $704,900 from the debt financing arrangements described above were utilized by Rainbow Media Holdings to repay all outstanding amounts under its credit facility and collateralized outstanding letters of credit.

Debt Covenant Compliance

In January 2006, Cablevision completed a comprehensive debt covenant compliance review that it announced on December 19, 2005. The review identified certain technical covenant compliance issues under the Company’s credit facility. The Company received waivers from the lenders under the credit facility and certain technical and clarifying amendments have been made to the Company’s credit facility. No fees were paid to the lenders and counterparties in connection with these waivers and amendments. The Company is in compliance with all of its debt agreements and instruments.

Summary of Five-Year Debt Maturities

Total amounts payable by the Company under its various debt obligations outstanding as of December 31, 2005, during the five years subsequent to December 31, 2005 are as follows:

Years Ending December 31,

2006	$6,000
2007	6,000
2008	6,000
2009	6,000
2010	6,000

NOTE 7.                                                 LEASES

Cablevision, and companies owned or managed by Cablevision, lease certain office facilities under long-term lease agreements with non-affiliates. The leases generally provide for fixed annual rentals plus certain real estate taxes and other costs. The Company pays its share of monthly lease payments for the portion of the premises occupied by its employees. Rent expense incurred by the Company which was allocated by Cablevision or a company owned or managed by Cablevision for such leases was approximately $1,298, $1,871 and $3,125, respectively, for the years ended December 31, 2005, 2004 and 2003.

Certain subsidiaries of the Company lease certain office facilities and transmission equipment under long-term non-cancelable operating lease agreements with non-affiliates which expire at various dates through 2021. The leases generally provide for fixed annual rentals plus certain other costs. Rent expense for the years ended December 31, 2005, 2004 and 2003 amounted to $4,759, $3,966, and $4,759, respectively.

The minimum future annual rentals for all operating leases with non-affiliates (with initial or remaining terms in excess of one year) during the next five years and thereafter, at rates now in force are as follows:

2006	$2,703
2007	2,547
2008	1,792
2009	1,661
2010	1,568
Thereafter	12,800

The Company leases equipment (primarily satellite equipment) under capital leases, which expire in 2006. At December 31, 2005 and 2004, the gross amount of equipment and related accumulated depreciation recorded under these leases were as follows:

	2005	2004

Origination equipment	$10,117	$21,718
Less accumulated depreciation	(9,063)	(19,710)
	$1,054	$2,008

Future minimum capital lease payments as of December 31, 2005 are as follows:

2006	$1,680

Total minimum lease payments	1,680
Less amount representing interest (at 10%)	88

Present value of net minimum capital lease payments	1,592
Less current installments	1,592
Obligations under capital leases, excluding current installments	$—

NOTE 8.                                                 AFFILIATE TRANSACTIONS

Allocations

The consolidated financial statements of the Company reflect the application of certain allocation policies of Cablevision and Rainbow Media Holdings, which are summarized below. Management believes that these allocations have been made on a reasonable basis. However, it is not practicable to determine whether the allocated amounts represent amounts that might have been incurred on a stand-alone basis, as there are no company-specific or comparable industry benchmarks with which to make such estimates. Explanations of the composition and the amounts of the more significant allocations are described below.

Corporate General and Administrative Costs

General and administrative costs, including costs of maintaining corporate headquarters, facilities and common support functions (such as human resources, legal, finance, tax, audit, treasury, strategic planning, information technology, creative and production services, etc.) have been allocated by Cablevision and Rainbow Media Holdings. Certain allocations are generally based on relative revenues or expenses of the Company in relation to those of consolidated Rainbow Media Holdings. The remaining overhead, principally salaries of corporate executives, is primarily allocated based on management’s estimate of the level of effort expended on each business unit based on historical trends. Such costs allocated to the Company amounted to $30,229, $28,332 and $20,940 for the years ended December 31, 2005, 2004 and 2003, respectively, and have been included in selling, general and administrative expenses.

Health and Welfare Plans

Employees of the Company participate in health and welfare plans sponsored by Cablevision. Health and welfare benefit costs have generally been allocated by Cablevision based upon the proportionate number of participants in the plans. Such costs amounted to $1,508, $1,660, and $1,934 for the years ended December 31, 2005, 2004 and 2003, respectively, and have been included in selling, general and administrative expenses.

Related Party Transactions

As described below, the Company provides services to and receives services from affiliates of Cablevision and Rainbow Media Holdings. As many of these transactions are conducted between subsidiaries under common control of Cablevision, amounts charged for these services may not represent amounts that might have been received or incurred if the transactions were based upon arm’s length negotiations.

The Company distributes programming services to the pay television industry under contracts referred to as affiliation agreements. Revenues earned under affiliation agreements with companies owned by or affiliated with Cablevision for the years ended December 31, 2005, 2004 and 2003 were approximately $11,648, $10,373, and $9,260, respectively.

Rainbow Media Holdings pays the Company for advertising revenue earned in connection with an agreement between Rainbow Media Holdings and a third party entered into during 2000. Such revenues were $0, $170, and $170 for the years ended December 31, 2005, 2004, and 2003, respectively. In addition, the Company recorded advertising revenues of $153, $121, and $0 for the years ended December 31, 2005, 2004, and 2003, respectively from subsidiaries of Rainbow Media Holdings. The Company incurred $369, $661, and $442 for the years ended December 31, 2005, 2004, and 2003, respectively, for advertising expenses charged by subsidiaries of Rainbow Media Holdings and Cablevision.

The Company provided affiliate sales support functions which primarily included salaries, facilities, and general and administrative costs, to affiliates of Rainbow Media Holdings during 2004 and 2003. These costs were recorded as a reduction of selling, general, and administrative costs and amounted to $4,914 and $2,075 for the years ended December 31, 2004 and 2003. During 2005, these support functions were consolidated at Rainbow Media Holdings and a portion was charged to the Company. These costs were recorded in selling, general and administrative expenses and amounted to $7,472 for the year ended December 31, 2005.

During 2005, Rainbow Media Holdings provided various public relations, acquisitions, digital media and administrative support functions which primarily included salaries, facilities, and general and administrative costs, to the Company. These costs were recorded in selling, general and administrative expenses and amounted to $8,048 for the year ended December 31, 2005. Prior to 2005, these costs were borne directly by the Company.

The Company has the right to exhibit and promote films under contracts between the Company and subsidiaries of Rainbow Media Holdings in addition to subsidiaries of Rainbow Media Holdings having the right to exhibit and promote films under contracts between the Company and third parties. Net amounts charged to technical and operating expense of the Company under these arrangements amounted to $2,123, $2,564, and $1,770 for the years ended December 31, 2005, 2004, and 2003, respectively.

Cablevision and the Company may enter into agreements with third parties in which the amounts paid/received by Cablevision or the Company may differ from the amounts that would have been paid/received if such arrangements were negotiated separately. Where Cablevision has incurred a cost incremental to fair value and the Company has received a benefit incremental to fair value from these negotiations in the form of increased affiliation fee revenues, Cablevision charges the Company for the incremental amount.

In one such agreement executed in 2005, Cablevision charged the Company approximately $4,900, which was recorded as deferred carriage fees by the Company and will be amortized as a reduction to revenue over the remaining license period of the affiliation agreement. Amortization of this charge amounted to $92 in 2005.

Rainbow Network Communications (“RNC”), a subsidiary of Rainbow Media Holdings, provides certain transmission and production services to the Company. The Company was charged approximately $7,731, $9,069, and $8,943 in 2005, 2004 and 2003, respectively, for these services. The decrease from 2004 to 2005 resulted from amounts charged by a third party directly to the Company as opposed to such cost being allocated from RNC. The Company has entered into agreements that allow RNC to continue providing these services through 2021. Future cash payments required under these agreements amount to $7,417 in 2006, $7,746 in 2007, $8,091 in 2008, $8,455 in 2009, $8,836 in 2010 and $114,612 thereafter.

Under contractual agreements, Cablevision provides certain management services to the Company. These agreements provide for payment, in addition to expense reimbursement, of an aggregate fee of 3.5% of AMC LLC and WE LLC’s gross revenues, as defined in the management agreement. The agreements are automatically renewable every five years at the option of Cablevision. Pursuant to the terms of these agreements, the Company was charged management fees of $16,574, $15,485, and $13,114, in 2005, 2004, and 2003, respectively.

Cablevision allocates to the Company its proportionate share of expenses or benefits related to Cablevision’s employee stock plan and Cablevision’s long-term incentive plan. For the years ended December 31, 2005, 2004 and 2003, the Company recorded a net expense of approximately $1,212, $2,447, and $4,301, respectively, for its proportionate share of the Cablevision stock plan expense and recorded an expense of $5,282, $1,527, and $1,166, for the years ended December 31, 2005, 2004 and 2003, respectively, related to Cablevision’s long-term incentive plan. The increase in long-term incentive plan expense in 2005 compared to 2004 is primarily due to grants issued in 2005. Such amounts are included in selling, general and administrative expenses in the accompanying consolidated statements of income. Liabilities related to the grants under the Cablevision Employee Stock Plan are funded by Rainbow Media Holdings and are reflected as capital contributions from Rainbow Media Holdings in the consolidated financial statements of the Company. The long-term incentive plans are funded by the Company and liabilities of $12,599 and $7,498, related to these plans are included in accrued employee related costs and other long-term liabilities in the Company’s consolidated balance sheets at December 31, 2005 and 2004, respectively.

NOTE 9.                                                 BENEFIT PLANS

Cablevision sponsors a cash balance pension plan and a 401(k) savings plan in which certain employees of the Company participate. In connection with the cash balance plan, the Company is charged by Cablevision for credits made into an account established for each participant. Such credits are based upon a percentage of eligible base pay and a market-based rate of return. The Company also makes matching contributions for a portion of employee voluntary contributions to the 401(k) savings plan. Total expense related to these plans was approximately $887, $851, and $1,208 for the years ended December 31, 2005, 2004, and 2003, respectively. The Company does not provide postretirement benefits for any of its employees.

NOTE 10.                                          INCOME TAXES

The Company is a single-member limited liability company, wholly-owned indirectly by Rainbow Media Enterprises, Inc. (“RME”) (a subsidiary of Rainbow Media Holdings), a taxable corporation. As stated above, RME is a wholly-owned indirect subsidiary of Cablevision. As such, the Company is treated as a division of RME for federal income tax purposes. Accordingly, based upon the provisions of FASB No. 109, Accounting for Income Taxes, the income tax provision is determined on a stand-alone basis as if the Company filed separate consolidated income tax returns for the periods presented herein.

Income tax expense of the Company consists of the following components:

	Years Ended December 31,
	2005	2004	2003
Current expense :
Federal	$25,462	$45,772	$41,847
State	5,964	8,082	5,190
	31,426	53,854	47,037

Deferred expense (benefit):
Federal	76	(9,363)	(13,219)
State	(8,119)	4,171	(1,640)
	(8,043)	(5,192)	(14,859)

Income tax expense	$23,383	$48,662	$32,178

The income tax expense of the Company differs from the amount derived by applying the statutory federal rate to pretax income due principally to the effect of the following items:

	Years Ended December 31,
	2005	2004	2003

Federal tax expense at statutory rate	$23,850	$40,461	$29,696
State income taxes, net of federal benefit	5,479	4,399	2,308
Effect of state rate changes on deferred taxes, net of federal benefit	(6,014)	3,565	—
Nondeductible business development expenses	56	233	164
Other	12	4	10
Income tax expense	$23,383	$48,662	$32,178

The tax effects of temporary differences that give rise to significant portions of deferred tax assets or liabilities at December 31, 2005 and 2004 are as follows:

	December 31,
	2005	2004
Deferred Asset (Liability)
Current
Benefit plans	$1,676	$1,487
Allowance for doubtful accounts	62	76
Deferred tax asset, current	1,738	1,563

Non-current
Depreciation and amortization	25,645	29,667
Partnership investments	(131,162)	(144,870)
Net deferred tax liability, non-current	(105,517)	(115,203)

Total net deferred tax liability	$(103,779)	$(113,640)

Deferred tax assets have resulted from the Company’s future deductible temporary differences. In assessing the realizability of deferred tax assets, management considers whether it is more likely than not that some portion or all of the deferred tax asset will not be realized. The Company’s ability to realize its deferred tax assets depends upon the generation of sufficient future taxable income to allow for the utilization of its deductible temporary differences. If such estimates and related assumptions change in the future, the Company may be required to record a valuation allowance against its deferred tax assets resulting in additional income tax expense in the Company’s consolidated statement of income. Management evaluates the realizability of the deferred tax assets and the need for valuation allowances quarterly. As of December 31, 2005, based on current facts and circumstances, management believes that it is more likely than not that the Company will fully realize the benefit associated with its gross deferred tax assets.

NOTE 11.                                          OFF BALANCE SHEET COMMITMENTS

Off balance sheet commitments not reflected on the Company’s consolidated balance sheet as of December 31, 2005 increased approximately $12,000 to approximately $237,000 as compared to approximately $225,000 outstanding at December 31, 2004. The increase in 2005 resulted primarily from the addition of future film/production obligations of approximately $47,000, future marketing commitments of $4,000, partially offset by the reduction of transmission service commitments of approximately $39,000.

Off balance sheet commitments (excluding previously disclosed operating lease commitments) as of December 31, 2005 and for the ensuing calendar years are $21,287 in 2006, $17,690 in 2007, $20,203 in 2008, $22,797 in 2009, $18,908 in 2010 and $135,673 thereafter. Off balance sheet commitments consist primarily of commitments for future film/production obligations, commitments for future marketing obligations, and commitments for technical and support services with RNC.

NOTE 12.                                          DISCLOSURE ABOUT THE FAIR VALUE OF FINANCIAL INSTRUMENTS

Cash and Cash Equivalents, Accounts Receivable, Trade, Accounts Receivable-Affiliates, Prepaid Expenses and Other Current Assets, Accounts Payable, Accrued Liabilities and Accounts Payable to Affiliates

The carrying amount approximates fair value due to the short-term maturity of these instruments.

Bank Debt, Senior Notes, and Senior Subordinated Notes

The fair value of each of the Company’s debt instruments are based on quoted market prices for the same or similar issues or on the current rates offered to the Company for instruments of the same remaining maturities.

The fair value of the Company’s debt instruments are summarized as follows:

	December 31, 2005
	Carrying Amount	Estimated Fair Value
Debt instruments:
Bank debt	$595,500	$595,500
Senior notes	298,207	316,845
Senior subordinated notes	496,621	553,732
	$1,390,328	$1,466,077

Fair value estimates are made at a specific point in time, based on relevant market information and information about the financial instrument. These estimates are subjective in nature and involve uncertainties and matters of significant judgment and therefore cannot be determined with precision. Changes in assumptions could significantly affect the estimates.

NOTE 13.                                          LEGAL MATTERS

The Company is party to various lawsuits, some involving substantial amounts. Although the outcome of these matters cannot be predicted with certainty and the impact of the final resolution of these matters on the Company’s results of operations in a particular subsequent reporting period is not known, management does not believe that the resolution of these lawsuits will have a material adverse effect on the financial position or liquidity of the Company.

Broadcast Music, Inc. and the American Society of Composers Matter

Broadcast Music, Inc. (“BMI”) and the American Society of Composers, Authors and Publishers (“ASCAP”), organizations which license the performance of musical compositions of respective members, have alleged that certain of the Company’s subsidiaries require a license to exhibit musical compositions in their respective catalogs. BMI and ASCAP each agreed to interim fees based on revenues covering certain periods for certain subsidiaries. These matters were submitted to a Federal Rate Court. In August 2005 certain of the Company’s subsidiaries entered into blanket license agreements with ASCAP and the Federal Rate Court proceeding was discontinued with respect to ASCAP. The interim fees paid to BMI remain subject to retroactive adjustment until such time as either a final decision is made by the Court or an agreement is reached by the parties.

Accounting Related Investigations

The improper expense recognition matter previously reported by Cablevision has been the subject of investigations by the Securities and Exchange Commission and the U.S. Attorney’s Office for the Eastern District of New York. The Securities and Exchange Commission is continuing to investigate the improper expense recognition matter and Cablevision’s timing of recognition of launch support, marketing and other payments under affiliation agreements.

NOTE 14.                                          SEGMENT INFORMATION

The Company classifies its business interests into two reportable segments: AMC Networks (which comprises AMC and WE) and IFC. These reportable segments are strategic business units that are managed separately. The Company evaluates segment performance based on several factors, of which the primary financial measure is business segment adjusted operating cash flow (defined as operating income (loss) before depreciation and amortization and stock plan income or expense), a non-GAAP measure. The Company has presented the components that reconcile adjusted operating cash flow to operating income (loss), an accepted GAAP measure. Information as to the operations of the Company’s business segments is set forth below.

	Years Ended December 31,
	2005	2004	2003
Revenues, net
AMC Networks	$473,880	$444,512	$378,053
IFC	83,688	78,768	60,226
Intersegment eliminations	—	—	(311)
	$557,568	$523,280	$437,968

Reconciliation (by Segment and in Total) of Adjusted Operating Cash Flow to Operating Income

	Years Ended December 31,
	2005	2004	2003
Adjusted operating cash flow (unaudited)
AMC Networks	$220,831	$210,463	$150,703
IFC	26,601	20,729	12,091
RNS Parent	(16)	(112)	—
	$247,416	$231,080	$162,794

	Years Ended December 31,
	2005	2004	2003
Depreciation and amortization
AMC Networks	$(55,645)	$(65,933)	$(51,087)
IFC	(5,371)	(5,770)	(5,103)
RNS Parent	—	—	—
	$(61,016)	$(71,703)	$(56,190)

	Years Ended December 31,
	2005	2004	2003
Stock expense (benefit)
AMC Networks	$(1,705)	$(2,150)	$(2,817)
IFC.	493	(297)	(1,484)
RNS Parent	—	—	—
	$(1,212)	$(2,447)	$(4,301)

	Years Ended December 31,
	2005	2004	2003
Operating income (loss)
AMC Networks	$163,480	$142,381	$96,796
IFC	21,724	14,661	5,507
RNS Parent	(16)	(112)	—
	$185,188	$156,930	$102,303

A reconciliation of reportable segment amounts to the Company’s combined balances is as follows:

	Years Ended December 31,
	2005	2004	2003

Operating income before income taxes
Total operating income for reportable segments	$185,188	$156,930	$102,303
Items excluded from operating income:
Interest expense	(121,166)	(41,639)	(2,507)
Interest income	3,875	336	2,728
Write-off of deferred financing costs	—	—	(388)
Minority interest	—	—	(17,215)
Miscellaneous, net	246	(24)	(75)
Income before income taxes	$68,143	$115,603	$84,846

	December 31,
	2005	2004
Assets
AMC Networks	$1,262,662	$1,205,738
IFC	215,527	174,545
RNS Parent	214,234	110,847
Deferred tax asset	1,738	1,563
Intersegment eliminations	(342,729)	(93,429)
	$1,351,432	$1,399,264

Beginning in the first quarter of 2005, the Company changed the presentation of intercompany balances in its segment total assets disclosures. The balance between the segment and any Cablevision subsidiary outside of the Company is evaluated individually to determine if there is a net receivable or net payable. Net receivables are included in the segments’ total assets and net payables are excluded from the segments’ total assets. This change had no effect on consolidated total assets at December 31, 2004 since such amounts previously were included in Intersegment eliminations.

	Years Ended December 31,
	2005	2004	2003
Capital Expenditures
AMC Networks	$766	$763	$338
IFC	435	240	—
RNS Parent	—	—	—
	$1,201	$1,003	$338

Substantially all revenues and assets of the Company’s reportable segments are attributed to or located in the United States.

NOTE 15.                                          INTERIM FINANCIAL INFORMATION (Unaudited)

The following is a summary of selected quarterly financial data of the Company for the years ended December 31, 2005 and 2004:

2005:

	March 31,	June 30,	September 30,	December 31,	Total
	2005	2005	2005	2005	2005

Revenues, net	$135,053	$135,511	$144,295	$142,709	$557,568
Operating expenses	87,432	102,974	92,165	89,809	372,380
Operating income	$47,621	$32,537	$52,130	$52,900	$185,188

Net income	$11,792	$7,750	$13,475	$11,743	$44,760

2004:

	March 31,	June 30,	September 30,	December 31,	Total
	2004	2004	2004	2004	2004

Revenues, net	$126,281	$129,580	$130,289	$137,130	$523,280
Operating expenses	87,060	91,208	89,157	98,925	366,350
Operating income	$39,221	$38,372	$41,132	$38,205	$156,930

Net income	$24,337	$23,648	$17,520	$1,436	$66,941

NOTE 16.                                          OTHER MATTERS

On November 14, 2003, AMC LLC filed an action against Time Warner Entertainment, L.P. (“Time Warner”) in New York State Supreme Court for declaratory relief and damages caused by Time Warner’s anticipatory repudiation of its cable television affiliation agreement with AMC LLC. AMC LLC filed that action as a result of Time Warner’s notice purporting to terminate the contract based upon Time Warner’s allegation that AMC LLC had changed its programming. AMC LLC sought a declaratory judgment that it is entitled to full performance of the agreement, and, at its option, was entitled to rescind the agreement and recover damages. Time Warner filed an answer and counterclaims in December 2003 seeking, among other things, a declaratory judgment as to its right to terminate the affiliation agreement, an injunction requiring AMC LLC to deliver a classic films channel and damages for an alleged breach of contract. Both parties filed motions for summary judgment. On July 8, 2005, the trial court granted Time Warner’s summary judgment motion as to liability (reserving the issue of damages for trial) and as to its right to a declaration that it may terminate the affiliation agreement, and the court dismissed AMC LLC’s complaint. On September 29, 2005, the parties signed a settlement agreement and a stipulation discontinuing the action that was filed with the court on October 5, 2005. As part of the settlement of the Time Warner litigation with AMC LLC, Cablevision simultaneously entered into 11 separate agreements with Time Warner. These agreements included amendments and enhancements to existing affiliation agreements for some of Cablevision’s programming services and new affiliation agreements and new distribution for other programming services of Cablevision. The amendments included a long-term extension of Time Warner’s affiliation agreement with AMC LLC with rate and positioning terms that are favorable to AMC LLC. Because of the long-term benefits to AMC LLC from the extension and enhancement of the AMC LLC agreement, substantially all of the required payments ($74,000 is payable to Time Warner over the 2005-2007 period) attributable to AMC LLC have been capitalized as deferred carriage fees and will be amortized as a reduction to revenue over the remaining 13 year life of the extended AMC LLC agreement.

On June 19, 2005, Cablevision received a proposal from the Dolan family group to acquire the outstanding, publicly-held interests in Cablevision following a pro-rata distribution to all Cablevision stockholders of Rainbow Media Holdings LLC, the indirect parent of the Company (which includes Cablevision’s programming operations and Madison Square Garden).  On October 24, 2005, Cablevision received a letter from the Dolan family group withdrawing the June 19, 2005 proposal to acquire the outstanding, publicly-held interests in Cablevision following a pro rata distribution of Rainbow Media Holdings LLC. In this letter, the Dolan family group also recommended that Cablevision’s Board of Directors consider the declaration of a $3 billion one-time, special dividend payable pro rata to all Cablevision stockholders.

In December 2005, Cablevision announced that during the course of preparing for the financing of the proposed special dividend, it ascertained that there were certain technical covenant violations under the existing bank credit agreement and certain possible technical covenant violations under other debt instruments. Cablevision immediately began the process of a comprehensive covenant compliance review, including seeking waivers under its bank credit agreement and seeking waivers under its other debt instruments, if required. As a result of these matters, on December 18, 2005, Cablevision’s Board of Directors decided not to proceed with the proposed special dividend or an announced senior note offering.

On January 31, 2006, Cablevision announced that it had completed the comprehensive debt covenant compliance review discussed above. See Note 6.

On March 5, 2006, Cablevision’s Board of Directors authorized Cablevision management to take all steps that would be necessary to implement a $3 billion special dividend payable pro rata to all stockholders subject to (i) satisfying applicable legal standards, (ii) obtaining the necessary financing on terms and conditions acceptable to the Board, (iii) establishment by the Board of the record date, payment date and final dividend declaration of the special dividend in accordance with applicable New York Stock Exchange requirements and (iv) final Board approval after completion of its ongoing analysis of the proposed dividend.

Rainbow National Services LLC and Subsidiaries

SCHEDULE II

VALUATION AND QUALIFYING ACCOUNTS

(Dollars in thousands)

	Balance at Beginning of Period	Charged to Costs and Expenses	Charged to Other Accounts	Recoveries	Balance at End of Period
Year Ended December 31, 2005
Allowance for doubtful accounts	$4,720	$10	$—	$(580)	$4,150

Year Ended December 31, 2004
Allowance for doubtful accounts	$7,070	$—	$—	$(2,350)	$4,720

Year Ended December 31, 2003
Allowance for doubtful accounts	$16,697	$1,815	$—	$(11,442)	$7,070

During 2003, the Company wrote off approximately $8,700 of trade receivables from Adelphia Communications, which entered bankruptcy in 2002, and the related allowance following the sale of such receivables to a third party for $4,300 which was recorded in other operating income. During 2004, the Company recovered approximately $1,800 of trade receivables from a cable system operator that had previously been reserved.